Exhibit 99.1

The Combined Guarantor Subsidiaries of

CBL & Associates Limited Partnership

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owners and Board of Directors of CBL & Associates Limited Partnership

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Combined Guarantor Subsidiaries of CBL & Associates Limited Partnership (the "Company") as of December 31, 2019 and 2018, the related combined statements of operations, owners’ equity, and cash flows, for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Atlanta, Georgia

March 9, 2020

We have served as the Company's auditor since 2019.

The Combined Guarantor Subsidiaries of

CBL & Associates Limited Partnership

Combined Balance Sheets

(In thousands)

	December 31,
ASSETS	2019	2018
Real estate assets:
Land	$229,423	$232,813
Buildings and improvements	2,160,628	2,361,707
	2,390,051	2,594,520
Accumulated depreciation	(899,500)	(921,562)
	1,490,551	1,672,958
Developments in progress	14,503	6,582
Net investment in real estate assets	1,505,054	1,679,540
Cash and cash equivalents	6,456	5,880
Receivables:
Tenant, net of allowance for doubtful accounts of $ 260 in 2018	30,374	30,553
Other	1,496	1,007
Mortgage and other notes receivable	75,016	76,747
Intangible lease assets and other assets	38,717	48,133
	$1,657,113	$1,841,860

LIABILITIES AND OWNERS' EQUITY
Mortgage notes payable, net	$249,879	$377,996
Accounts payable and accrued liabilities	50,663	59,241
Total liabilities	300,542	437,237
Commitments and contingencies ( Note 8 and Note 12 )
Owners' equity	1,356,571	1,404,623
	$1,657,113	$1,841,860

The accompanying notes are an integral part of these combined statements.

The Combined Guarantor Subsidiaries of

CBL & Associates Limited Partnership

Combined Statements of Operations

(In thousands)

	Year Ended December 31,
	2019	2018	2017
REVENUES:
Rental revenues	$277,452	$311,804	$343,527
Other	7,538	7,121	530
Total revenues	284,990	318,925	344,057

OPERATING EXPENSES:
Property operating	(43,193)	(46,733)	(49,215)
Depreciation and amortization	(94,221)	(97,929)	(106,836)
Real estate taxes	(25,535)	(28,217)	(28,124)
Maintenance and repairs	(17,722)	(17,730)	(18,073)
Loss on impairment	(60,170)	—	(43,007)
Other	(640)	(41)	(8)
Total operating expenses	(241,481)	(190,650)	(245,263)

OTHER INCOME (EXPENSES):
Interest and other income	4,078	7,038	5,485
Interest expense	(15,246)	(24,668)	(39,419)
Gain on extinguishment of debt	61,796	—	28,815
Gain on sales of real estate assets	22	2,406	38,247
Total other income (expenses)	50,650	(15,224)	33,128
Net income	$94,159	$113,051	$131,922

The accompanying notes are an integral part of these combined statements.

The Combined Guarantor Subsidiaries of

CBL & Associates Limited Partnership

Combined Statements of Owners' Equity

(In thousands)

Balance, December 31, 2016	$1,187,580
Net income	131,922
Contributions	462,726
Distributions	(296,064)
Balance, December 31, 2017	$1,486,164

Net income	113,051
Contributions	93,977
Distributions	(288,569)
Balance, December 31, 2018	$1,404,623

Net income	94,159
Contributions	86,170
Distributions	(216,877)
Noncash distributions	(11,504)
Balance, December 31, 2019	$1,356,571

The accompanying notes are an integral part of these combined statements.

The Combined Guarantor Subsidiaries of

CBL & Associates Limited Partnership

Combined Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2019	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$94,159	$113,051	$131,922
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94,221	97,929	106,836
Net amortization of deferred financing costs, debt premiums and discounts	249	264	(191)
Net amortization of intangible lease assets and liabilities	(1,525)	(3,035)	(3,125)
Gain on sales of real estate assets	(22)	(2,406)	(38,247)
(Gain) loss on insurance proceeds	(92)	47	—
Write-off of development projects	—	455	55
Loss on impairment	60,170	—	43,007
Gain on extinguishment of debt	(61,796)	—	(28,815)
Change in estimate of uncollectable rental revenues	2,072	1,236	1,564
Changes in:
Tenant and other receivables	(4,574)	508	(4,181)
Other assets	(411)	(653)	170
Accounts payable and accrued liabilities	2,136	8,586	7,844
Net cash provided by operating activities	184,587	215,982	216,839

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to real estate assets	(35,759)	(42,646)	(77,428)
Acquisitions of real estate assets	(8,453)	(3,301)	—
Proceeds from sales of real estate assets	24	3,453	47,565
Proceeds from insurance	769	3,020	—
Additions to mortgage and other notes receivable	(11,977)	—	(79,974)
Payments received on mortgage and other notes receivable	13,707	65,659	367
Changes in other assets	(1,525)	(1,195)	(5,698)
Net cash provided by (used in) investing activities	(43,214)	24,990	(115,168)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on mortgage notes payable	(13,095)	(47,905)	(268,512)
Prepayment fees in extinguishment of debt	—	—	(371)
Distributions to owners	(216,877)	(288,569)	(296,064)
Contributions from owners	86,170	93,977	462,726
Net cash used in financing activities	(143,802)	(242,497)	(102,221)

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(2,429)	(1,525)	(550)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	13,019	14,544	15,094
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$10,590	$13,019	$14,544

Reconciliation from combined statements of cash flows to combined balance sheets:
Cash and cash equivalents	$6,456	$5,880	$8,479
Restricted cash (1):
Restricted cash	—	3,726	—
Mortgage escrows	4,134	3,413	6,065
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$10,590	$13,019	$14,544

SUPPLEMENTAL INFORMATION:
Cash paid for interest, net of amounts capitalized	$13,109	$19,151	$31,837

(1)	Included in intangible lease assets and other assets in the combined balance sheets.

The accompanying notes are an integral part of these combined statements.

The Combined Guarantor Subsidiaries of

CBL & Associates Limited Partnership

Notes to Combined Financial Statements

(Dollars in thousands)

Note 1 – Organization and Basis of Presentation

CBL & Associates Properties, Inc. (“CBL”), a Delaware corporation, is a self-managed, self-administered, fully-integrated real estate investment trust (“REIT”) that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls, open-air and mixed-use centers, outlet centers, associated centers, community centers and office properties.  Its properties are located in 26 states, but are primarily in the southeastern and midwestern United States.

CBL conducts substantially all of its business through CBL & Associates Limited Partnership (the “Operating Partnership”), which is a variable interest entity ("VIE"). The Operating Partnership consolidates the financial statements of all entities in which it has a controlling financial interest or where it is the primary beneficiary of a VIE.

In January 2019, the Operating Partnership entered into a new $ 1,185,000 senior secured credit facility which replaced all of the Operating Partnership’s prior unsecured bank facilities. The secured credit facility is secured by 17 malls and 3 associated centers that are owned by 36 wholly owned subsidiaries of the Operating Partnership (collectively the “Combined Guarantor Subsidiaries”). The Combined Guarantor Subsidiaries own an additional five malls, two associated centers and four mortgage notes receivable that are not collateral for the secured credit facility. The properties that are collateral for the secured credit facility and the properties and mortgage notes receivable that are not collateral are collectively referred to as the “Guarantor Properties”. In addition to the secured credit facility, the Operating Partnership’s debt includes three separate series of senior unsecured notes (the “Notes”). Based on the terms of the Notes, to the extent that any subsidiary of the Operating Partnership executes and delivers a guarantee to another debt facility, the Operating Partnership shall also cause the subsidiary to guarantee the Operating Partnership’s obligations under the Notes on a senior basis. In January 2019, the Combined Guarantor Subsidiaries entered a guarantee agreement with the issuer of the Notes to satisfy the guaranty requirement. The guarantees related to the secured credit facility and the Notes expire upon maturity of the secured credit facility and repayment of the debt under the secured credit facility. The Combined Guarantor Subsidiaries’ maximum guarantee related to the secured credit facility is $ 1,185,000 as of December 31, 2019, and the maximum guarantee related to the Notes is $ 1,375,000 as of December 31, 2019. The percentage of actual Guarantor Properties that are pledged as collateral on the secured credit facility in relation to the Combined Guarantor Subsidiaries as of and for the year ended December 31, 2019 is shown in the table below:

	Assets	Liabilities	Revenue	Net Income
Guarantor Properties pledged as collateral on the secured credit facility	$1,326,247	$41,079	$222,014	$78,134
Combined Guarantor Subsidiaries	$1,657,113	$300,542	$284,990	$94,159

Guarantor Properties pledged as collateral on the secured credit facility as % of Combined Guarantor Subsidiaries	80.0%	13.7%	77.9%	83.0%

The Combined Guarantor Subsidiaries and Guarantor Properties consist of the following:

Combined Guarantor Subsidiaries	Guarantor Properties	Location
CW Joint Venture, LLC (1) Arbor Place Limited Partnership Multi-GP Holdings, LLC	Acadiana Mall (2) (3) Arbor Place (2) Greenbrier Mall (2) Park Plaza (2) Shoppes at St. Claire Square (2) St. Claire Square (2)	Lafayette, LA Douglasville, GA Chesapeake, VA Little Rock, AR Fairview Heights, IL Fairview Heights, IL
CBL/Westmoreland, L.P. CBL/Westmoreland I, LLC CBL/Westmoreland II, LLC CW Joint Venture, LLC Arbor Place Limited Partnership Multi-GP Holdings, LLC	Westmoreland Mall Westmoreland Crossing	Greensburg, PA Greensburg, PA
Cherryvale Mall, LLC	CherryVale Mall	Rockford, IL
Madison/East Towne, LLC Madison Joint Venture, LLC CBL/Madison I, LLC	East Towne Mall	Madison, WI
Frontier Mall Associates Limited Partnership Mortgage Holdings LLC (4)	Frontier Mall	Cheyenne, WY
JG Winston-Salem, LLC	Hanes Mall	Winston-Salem, NC
Imperial Valley Mall II, L.P. Imperial Valley Mall GP, LLC Imperial Valley Mall, L.P. CBL/Imperial Valley, GP, LLC	Imperial Valley Mall	El Centro, CA
Kirkwood Mall Acquisition LLC Kirkwood Mall Mezz LLC CBL/Kirkwood Mall, LLC	Kirkwood Mall	Bismarck, ND
Layton Hills Mall CMBS, LLC	Layton Hills Mall and Cinema Layton Hills Plaza Layton Hills Convenience Center	Layton, UT Layton, UT Layton, UT
Mall del Norte, LLC MDN/Laredo GP, LLC	Mall del Norte and Cinema	Laredo, TX
Mayfaire Town Center, LP Mayfaire GP, LLC	Mayfaire Town Center	Wilmington, NC
Mortgage Holdings, LLC (4)	Four mortgage notes receivable (2)	Chattanooga, TN
Hixson Mall, LLC	Northgate Mall	Chattanooga, TN
Pearland Town Center Limited Partnership Pearland Ground, LLC Pearland Town Center GP, LLC	Pearland Town Center - Retail Pearland Town Center - Office	Pearland, TX
POM-College Station, LLC	Post Oak Mall	College Station, TX
CBL RM-Waco, LLC CBL/Richland G.P., LLC	Richland Mall	Waco, TX
CBL SM - Brownsville, LLC CBL/Sunrise GP, LLC	Sunrise Mall	Brownsville, TX
Turtle Creek Limited Partnership Mortgage Holdings, LLC (4)	Turtle Creek Mall	Hattiesburg, MS
Madison/West Towne, LLC Madison Joint Venture, LLC CBL/Madison I, LLC	West Towne Mall	Madison, WI
Madison Joint Venture, LLC (5) CBL/Madison I, LLC	West Town Crossing (2)	Madison, WI

(1)	CW Joint Venture, LLC is a Guarantor Subsidiary because it is an entity in the ownership chain of Westmoreland Mall and Westmoreland Crossing, as noted below.
(2)	Property/asset is not collateral on the secured credit facility.
(3)

In January 2019, the Combined Guarantor Subsidiaries transferred title to the mall to the mortgage holder in satisfaction of the non-recourse debt secured by the property. See Note 7 for additional information.

(4)	Mortgage Holdings, LLC is a Guarantor Subsidiary because it is an entity in the ownership chain of Turtle Creek Mall and Frontier Mall.
(5)	Madison Joint Venture, LLC is a Guarantor Subsidiary because it is an entity in the ownership chain of East Towne Mall and West Towne Mall.

Each of the Combined Guarantor Subsidiaries meet the criteria in Rule 3-10(f) of SEC Regulation S-X to provide condensed consolidating financial information as additional disclosure in the notes to the Operating Partnership’s consolidated financial statements because each Combined Guarantor Subsidiary is 100% owned by the Operating Partnership, the guaranty issued by each Combined Guarantor Subsidiary is full and unconditional and the guaranty issued by each Combined Guarantor Subsidiary is joint and several. However, the Operating Partnership has elected to provide these combined financial statements and accompanying notes for the Combined Guarantor Subsidiaries in lieu of including the condensed consolidating financial information in the notes to its consolidated financial statements. These combined financial statements and notes are presented as an exhibit to the Operating Partnership's annual report on Form 10- K for ease of reference.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements represent the combined financial statements of the Combined Guarantor Subsidiaries on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. All intercompany transactions have been eliminated.

Accounting Guidance Adopted

Description	Date Adopted & Application Method	Financial Statement Effect and Other Information
ASU 2017-01, Clarifying the Definition of a Business	January 1, 2017 - Prospective

ASU 2017-01, provides a more narrow definition of a business to be used in determining the accounting treatment of an acquisition. Under ASC 805, Business Combinations, the Combined Guarantor Subsidiaries generally accounted for acquisitions of shopping center properties as acquisitions of a business. Under ASU 2017-01, more acquisitions are expected to be accounted for as acquisitions of assets. Transaction costs for asset acquisitions are capitalized while those related to business acquisitions are expensed. ASU 2017-01 is to be applied prospectively to any transactions occurring within the period of adoption. The Combined Guarantor Subsidiaries expect most of its future acquisitions of shopping center properties will be accounted for as acquisitions of assets in accordance with the guidance in ASU 2017-01.

ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments	October 1, 2017 - Retrospective

The objective of ASU 2016-15 is to reduce diversity in practice in the classification of certain items in the statement of cash flows. The Combined Guarantor Subsidiaries adopted ASU 2016-15 in the fourth quarter of 2017 and it did not have a material impact on the combined financial statements.

ASU 2016-18, Statement of Cash Flows (Topic 230)	October 1, 2017 - Retrospective

The FASB issued ASU 2016-18 to address diversity in practice related to the classification and presentation of changes in restricted cash. The update requires a reporting entity to explain the change in the total of cash, cash equivalents and amounts generally described as restricted cash and restricted cash equivalents in reconciling the beginning-of-period and end-of-period total amounts on the statement of cash flows. The Combined Guarantor Subsidiaries adopted ASU 2016-18 in the fourth quarter of 2017 and it had no impact on the Combined Guarantor Subsidiaries's total combined cash flows as the adoption of the guidance only changed the location of where restricted cash is reported within the combined statements of cash flows. As prescribed by the guidance, a reconciliation was added to the Combined Statements of Cash Flows to reconcile ending cash, cash equivalents and restricted cash to the respective line items in the combined balance sheets.

Description	Date Adopted & Application Method	Financial Statement Effect and Other Information
ASU 2014-19, Revenue from Contracts with Customers, and related subsequent amendments	January 1, 2018 - Modified Retrospective (applied to contracts not completed as of the implementation date)

The objective of this guidance is to enable financial statement users to better understand and analyze revenue by replacing transaction and industry-specific guidance with a more principles-based approach to revenue recognition. The core principle is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that the entity expects to be entitled to in exchange for those goods or services. The guidance also requires additional disclosure about the nature, timing and uncertainty of revenue and cash flows arising from customer contracts. The adoption of this guidance did not have a material impact on the Combined Guarantor Subsidiaries’ combined financial statements as the majority of its revenues relate to leasing.

ASU 2016-02, Leases, and related subsequent amendments	January 1, 2019 - Modified Retrospective (elected optional transition method to apply at adoption date and record cumulative -effect adjustment as of January 1, 2019)

The objective of the leasing guidance is to increase transparency and comparability by recognizing lease assets and liabilities on the balance sheet and disclosing key information about leasing arrangements. Putting nearly all leases on the balance sheet is the biggest change for lessees, as lessees will now be required to recognize a right-of-use (“ROU”) asset and corresponding lease liability for assets with terms greater than 12 months. Under the FASB model, lessees will classify a lease as either a finance lease or an operating lease, while a lessor will classify a lease as either a sales-type, direct financing, or operating lease. A lessee should classify a lease based on whether the arrangement is effectively a purchase of the underlying asset. Leases that transfer control of the underlying asset to a lessee are classified as finance leases for lessees and sales-type leases for lessors, whereas leases where the lessee obtains control of only the use of the underlying asset, but not the underlying asset itself, will be classified as operating leases for both lessees and lessors. A lease may meet the lessee finance lease criteria even when control of the underlying asset is not transferred to the lessee, and in these cases the lease would be classified as an operating lease for the lessee and a direct finance lease by the lessor. The guidance to be applied by lessors is substantially similar to existing GAAP. In order to align lessor accounting with the principles in the revenue recognition guidance in ASC 606, a lessor is precluded from recognizing selling profit or sales revenue at lease commencement for a lease that does not transfer control of the underlying asset to the lessee. As a lessee, the guidance impacted the Combined Guarantor Subsidiaries' combined financial statements through the recognition of right-of-use ("ROU") assets and corresponding lease liabilities for operating leases as of January 1, 2019. As a lessor, the guidance impacted the Combined Guarantor Subsidiaries' combined financial statements in regard to the narrowed definition of initial direct costs that can be capitalized, the change in the presentation of rental revenues as one line item and the change in reporting uncollectable operating lease receivables as a reduction of rental revenues instead of as a property operating expense. The adoption did not result in a cumulative catch-up adjustment to opening equity. See Note 4 for further details.

Accounting Guidance Not Yet Effective

Description	Expected Adoption Date & Application Method	Financial Statement Effect and Other Information
ASU 2016-13, Measurement of Credit Losses on Financial Instruments	January 1, 2020 - Modified Retrospective

The guidance replaces the current incurred loss impairment model, which reflects credit events, with a current expected credit loss model, which recognizes an allowance for credit losses based on an entity's estimate of contractual cash flows not expected to be collected.

The Combined Guarantor Subsidiaries have determined that the guarantees, mortgage and other notes receivable and receivables within the scope of ASC 606 fall under the scope of this standard. The adoption of this guidance did not have a material impact on the Combined Guarantor Subsidiaries' combined financial statements or disclosures.

ASU 2018-13, Fair Value Measurement	January 1, 2020 - Prospective

The guidance eliminates, adds and modifies certain disclosure requirements for fair value measurements. Entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and 2 of the fair value hierarchy, but public companies will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements.

The adoption of this guidance did not have a material impact on the Combined Guarantor Subsidiaries' combined financial statements or disclosures.

Real Estate Assets

The Combined Guarantor Subsidiaries capitalize predevelopment project costs paid to third parties. All previously capitalized predevelopment costs are expensed when it is no longer probable that the project will be completed. Once development of a project commences, all direct costs incurred to construct the project, including interest and real estate taxes, are capitalized. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized and depreciated over their estimated useful lives.

All acquired real estate assets have been accounted for using the acquisition method of accounting and accordingly, the results of operations are included in the combined statements of operations from the respective dates of acquisition. The Combined Guarantor Subsidiaries allocate the purchase price to (i) tangible assets, consisting of land, buildings and improvements, as if vacant, and tenant improvements, and (ii) identifiable intangible assets and liabilities, generally consisting of above-market leases, in-place leases and tenant relationships, which are included in intangible lease assets and other assets, and below-market leases, which are included in accounts payable and accrued liabilities. The Combined Guarantor Subsidiaries use estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation techniques to allocate the purchase price to the acquired tangible and intangible assets. Liabilities assumed generally consist of mortgage debt on the real estate assets acquired. Assumed debt is recorded at its fair value based on estimated market interest rates at the date of acquisition. The Combined Guarantor Subsidiaries expect future acquisitions will be accounted for as acquisitions of assets in which related transaction costs will be capitalized.

Depreciation is computed on a straight-line basis over estimated lives of 40 years for buildings, 10 to 20 years for certain improvements and 7 to 10 years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the term of the related lease. Lease-related intangibles from acquisitions of real estate assets are generally amortized over the remaining terms of the related leases. The amortization of above- and below-market leases is recorded as an adjustment to rental revenues, while the amortization of all other lease-related intangibles is recorded as amortization expense. Any difference between the face value of the debt assumed and its fair value is amortized to interest expense over the remaining term of the debt using the effective interest method.

The Combined Guarantor Subsidiaries' intangibles and their balance sheet classifications as of December 31, 2019 and 2018, are summarized as follows:

	December 31, 2019			December 31, 2018
	Cost	Accumulated Amortization		Cost	Accumulated Amortization
Intangible lease assets and other assets:
Above-market leases	$11,389	$	(10,766)	$12,307	$	(11,198)
In-place leases	42,327		(36,821)	46,229		(37,381)
Tenant relationships	26,068		(4,828)	27,866		(4,880)
Accounts payable and accrued liabilities:
Below-market leases	27,648		(23,092)	28,942		(21,805)

These intangibles are related to specific tenant leases.  Should a termination occur earlier than the date indicated in the lease, the related unamortized intangible assets or liabilities, if any, related to the lease are recorded as expense or income, as applicable. The total net amortization expense of the above intangibles was $ 2,346, $ 2,394 and $ 4,622 in 2019, 2018 and 2017, respectively. The estimated total net amortization expense for the following five succeeding years is $ 1,595 in 2020, $ 1,204 in 2021, $ 984 in 2022, $ 672 in 2023 and $ 612 in 2024.

Total interest expense capitalized was $ 505, $ 705 and $ 598 in 2019, 2018 and 2017, respectively.

Carrying Value of Long-Lived Assets

The Combined Guarantor Subsidiaries monitor events or changes in circumstances that could indicate the carrying value of a long-lived asset may not be recoverable.  When indicators of potential impairment are present that suggest that the carrying amounts of a long-lived asset may not be recoverable, the Combined Guarantor Subsidiaries assess the recoverability of the asset by determining whether the asset’s carrying value will be recovered through the estimated undiscounted future cash flows expected from the Combined Guarantor Subsidiaries' probability weighted use of the asset and its eventual disposition. In the event that such undiscounted future cash flows do not exceed the carrying value, the Combined Guarantor Subsidiaries adjust the carrying value of the long-lived asset to its estimated fair value and recognize an impairment loss.  The estimated fair value is calculated based on the following information, in order of preference, depending upon availability:  (Level 1) recently quoted market prices, (Level 2) market prices for comparable properties, or (Level 3) the present value of future cash flows, including estimated salvage value.  Certain of the Combined Guarantor Subsidiaries' long-lived assets may be carried at more than an amount that could be realized in a current disposition transaction.  The Combined Guarantor Subsidiaries estimate future operating cash flows, the terminal capitalization rate and the discount rate. As these assumptions are subject to economic and market uncertainties, they are difficult to predict and are subject to future events that may alter the assumptions used or management’s estimates of future possible outcomes. Therefore, the future cash flows estimated in the Combined Guarantor Subsidiaries' impairment analyses may not be achieved. See Note 5 for information related to the impairment of long-lived assets in 2019, 2018 and 2017.

Cash and Cash Equivalents

The Combined Guarantor Subsidiaries consider all highly liquid investments with original maturities of three months or less as cash equivalents.

Restricted Cash

Restricted cash of $ 4,134 and $ 7,139 was included in intangible lease assets and other assets at December 31, 2019 and 2018, respectively.  Restricted cash consists primarily of cash held in escrow accounts for insurance, real estate taxes, capital expenditures and tenant allowances as required by the terms of certain mortgage notes payable.

Estimated Uncollectable Accounts

The Combined Guarantor Subsidiaries periodically perform a detailed review of amounts due from tenants to determine if accounts receivable balances are realizable based on factors affecting the collectability of those balances.

The Combined Guarantor Subsidiaries’ estimate of the allowance for doubtful accounts prior to adoption of ASC 842 required management to exercise significant judgment about the timing, frequency and severity of collection losses, which affected the allowance and net income. The Combined Guarantor Subsidiaries recorded a provision for doubtful accounts of $ 1,236 and $ 1,564 for 2018 and 2017, respectively.

Upon adoption of ASC 842 on January 1, 2019, the Combined Guarantor Subsidiaries began recognizing changes in the collectability assessment of amounts due from tenants as a reduction of rental revenues, rather than as a property operating expense. Management is required to exercise significant judgment about the timing, frequency and severity of collection losses, which affect the net income. If a lessee’s accounts receivable balance is considered uncollectable, the Combined Guarantor Subsidiaries write off the receivable balances associated with the lease and recognize lease income on a cash basis. The Combined Guarantor Subsidiaries wrote off uncollectible accounts of $ 2,072  in 2019.

Deferred Financing Costs

Net deferred financing costs related to the Combined Guarantor Subsidiaries' indebtedness of $ 112 and $ 361 were included in mortgage notes payable at December 31, 2019 and 2018, respectively. Deferred financing costs include fees and costs incurred to obtain financing and are amortized on a straight-line basis to interest expense over the terms of the related indebtedness. Amortization expense related to deferred financing costs was $ 249, $ 264 and $ 399 in 2019, 2018 and 2017, respectively. Accumulated amortization of deferred financing costs was $ 1,340 and $ 1,092 as of December 31, 2019 and 2018, respectively.

Gain on Sales of Real Estate Assets

Gains on the sale of real estate assets, like all non-lease related revenue, are subject to a five-step model requiring that the Combined Guarantor Subsidiaries identify the contract with the customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue upon satisfaction of the performance obligations. In circumstances where the Combined Guarantor Subsidiaries contract to sell a property with material post-sale involvement, such involvement must be accounted for as a separate performance obligation in the contract and a portion of the sales price allocated to each performance obligation. When the post-sale involvement performance obligation is satisfied, the portion of the sales price allocated to it will be recognized as gain on sale of real estate assets. Property dispositions with no continuing involvement will continue to be recognized upon closing of the sale.

Revenue Recognition

See Note 3 for a description of the Combined Guarantor Subsidiaries’ revenue streams.

Income Taxes

No provision has been made for federal and state income taxes since these taxes are the responsibility of the owners. As of December 31, 2019, tax years that generally remain subject to examination by the Combined Guarantor Subsidiaries' major tax jurisdictions include 2019, 2018, 2017 and 2016.

Concentration of Credit Risk

The Combined Guarantor Subsidiaries’ tenants include national, regional and local retailers. Financial instruments that subject the Combined Guarantor Subsidiaries to concentrations of credit risk consist primarily of tenant receivables. The Combined Guarantor Subsidiaries generally do not obtain collateral or other security to support financial instruments subject to credit risk, but monitors the credit standing of tenants. The Combined Guarantor Subsidiaries derive a substantial portion of rental income from various national and regional retail companies; however, no single tenant collectively accounted for more than 10.0% of the Combined Guarantor Subsidiaries' total combined revenues in 2019.

Use of Estimates

The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Note 3 – Revenues

Adoption of ASU 2014-09, and all related subsequent amendments, and ASU 2017-05

The Combined Guarantor Subsidiaries adopted ASC 606 (which includes ASU 2014-09 and all related subsequent amendments) on January 1, 2018 and applied the guidance to contracts that were not complete as of January 1, 2018. Historical amounts for prior periods were not adjusted and will continue to be reported using the guidance in ASC 605, Revenue Recognition ..

Sales of real estate assets are accounted for under ASC 610-20, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets , which provides for revenue recognition based on the transfer of control. There should be no change in revenue recognition for sales in which the Com bined Guarantor Subsidiaries ha ve no continuing involvement. ASU 2017-05 addresses revenue recognition related to property sales in which the Com bined Guarantor Subsidiaries ha ve continuing involvement and may require full gain recognition.

Revenues

The following table presents the Combined Guarantor Subsidiaries' revenues disaggregated by revenue source:

	Year Ended December 31,
	2019	2018
Rental revenues (1)	$277,452	$311,804
Revenues from contracts with customers (ASC 606):
Operating expense reimbursements (2)	4,045	3,914
Marketing revenues (3)	2,760	2,673
	6,805	6,587

Other revenues	733	534
Total revenues (4)	$284,990	$318,925

(1)

Revenues from leases that commenced subsequent to December 31, 2018 are accounted for in accordance with ASC 842, Leases , whereas all leases existing prior to that date are accounted for in accordance with ASC 840, Leases .. See Note 4 ..

(2)	Includes $ 4,039 in the Malls segment and $ 6 in the All Other segment in 2019 and includes $ 3,880 in the Malls segment and $ 34 in the All Other segment in 2018.
(3)	Marketing revenues solely relate to the Malls segment for all periods presented. See description below.
(4)	Sales taxes are excluded from revenues.

See Note 11 for information on the Combined Guarantor Subsidiaries' segments.

Revenue from Contracts with Customers

Operating expense reimbursements

Under operating and other agreements with third parties that own anchor or outparcel buildings at the Guarantor Properties and pay no rent, the Combined Guarantor Subsidiaries receive reimbursements for certain operating expenses such as ring road and parking lot maintenance, landscaping and other fees. These arrangements are primarily either set at a fixed rate with rate increases typically every five years or are on a variable (pro rata) basis, typically as a percentage of costs allocated based on square footage or sales. The majority of these contracts have an initial term and one or more extension options, which cumulatively approximate 50 or more years as historically the initial term and any extension options are reasonably certain of being executed by the third party. The standalone selling price of each performance obligation is determined based on the terms of the contract, which typically assign a price to each performance obligation that directly relates to the value the customer receives for the services being provided. Revenue is recognized as services are transferred to the customer. Variable consideration is based on historical experience and is generally recognized over time using the cost-to-cost method of measurement because it most accurately depicts the Combined Guarantor Subsidiaries' performance in satisfying the performance obligation. The cumulative catch-up method is used to recognize any adjustments in variable consideration estimates. Under this method, any adjustment is recognized in the period it is identified.

Marketing revenues

The Combined Guarantor Subsidiaries earn marketing revenues from advertising and sponsorship agreements. These fees may be for tangible items in which the Combined Guarantor Subsidiaries provide advertising services and create signs and other promotional materials for the tenant or may be arrangements in which the customer sponsors a play area or event and receives specified brand recognition and other benefits over a set period of time. Revenue related to advertising services is recognized as goods and services are provided to the customer. Sponsorship revenue is recognized on a straight-line basis over the time period specified in the contract.

Performance obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. If the contract does not specify the revenue by performance obligation, the Combined Guarantor Subsidiaries allocate the transaction price to each performance obligation based on its relative standalone selling price. Such prices are generally determined using prices charged to customers or using the Combined Guarantor Subsidiaries' expected cost plus margin. Revenue is recognized as the Combined Guarantor Subsidiaries' performance obligations are satisfied over time, as services are provided, or at a point in time, such as leasing a space to earn a commission. Open performance obligations are those in which the Combined Guarantor Subsidiaries have not fully or have partially provided the applicable goods or services to the customer as specified in the contract. If consideration is received in advance of the Combined Guarantor Subsidiaries' performance, including amounts which are refundable, recognition of revenue is deferred until the performance obligation is satisfied or amounts are no longer refundable.

Practical Expedients

The Combined Guarantor Subsidiaries do not disclose the value of open performance obligations for (1) contracts with an original expected duration of one year or less and (2) contracts for which the Combined Guarantor Subsidiaries recognize revenue at the amount to which they have the right to invoice, which primarily relate to services performed for certain operating expense reimbursements, as described above. Performance obligations related to fixed operating expense reimbursements for certain noncancellable contracts are disclosed below.

Outstanding Performance Obligations

The Combined Guarantor Subsidiaries have outstanding performance obligations related to certain noncancellable contracts with customers for which they will receive fixed operating expense reimbursements for providing certain maintenance and other services as described above . As of December 31, 2019, the Combined Guarantor Subsidiaries expect to recognize these amounts as revenue over the following periods:

Performance obligation	Less than 5 years	5-20 years	Over 20 years	Total
Fixed operating expense reimbursements	$12,895	$23,584	$31,712	$68,191

The Combined Guarantor Subsidiaries evaluate performance obligations each period and make adjustments to reflect any known additions or cancellations. Performance obligations related to variable consideration, which is based on sales, are constrained.

Note 4 – Leases

Adoption of ASU 2016-02, and all related subsequent amendments

The Combined Guarantor Subsidiaries adopted ASC 842 (which includes ASU 2016-02 and all related subsequent amendments) on January 1, 2019 and applied the guidance to leases that commenced on or after January 1, 2019. Historical amounts for prior periods were not adjusted and will continue to be reported using the guidance in ASC 840, Leases ..

To determine whether a contract contained a lease, the Combined Guarantor Subsidiaries evaluated contracts and verified that there was an identified asset and that the Combined Guarantor Subsidiaries, or the tenant, have the right to obtain substantially all the economic benefits from the use of the asset throughout the contract term. If a contract was determined to contain a lease and the Combined Guarantor Subsidiaries are the lessee, the lease was evaluated to determine whether it was an operating or financing lease. If a contract was determined to contain a lease and the Combined Guarantor Subsidiaries are the lessor, the lease was evaluated to determine whether it was an operating, direct financing or sales-type lease. After determining that the contract contained a lease, the Combined Guarantor Subsidiaries identified the lease component and any nonlease components associated with that lease component, and through the Combined Guarantor Subsidiaries' election to combine lease and nonlease components for all asset classes, combined the components into a single lease component within each applicable lease.

The discount rate to be used for each lease was determined by assessing the Operating Partnership’s debt information, assessing the credit rating of the Operating Partnership and the Operating Partnership’s debt, estimating a synthetic “secured” credit rating for the Operating Partnership and estimating an appropriate incremental borrowing rate. Rental expense for lease payments related to operating leases is recognized on a straight-line basis over the lease term.

See Note 2 for additional information about these accounting standards.

Lessor

Rental Revenues

The majority of the Combined Guarantor Subsidiaries' revenues are earned through the lease of space at their properties. All of the Combined Guarantor Subsidiaries' leases with tenants for the use of space at its properties are classified as operating leases. Rental revenues include minimum rent, percentage rent, other rents and reimbursements from tenants for real estate taxes, insurance, common area maintenance ("CAM") and other operating expenses as provided in the lease agreements. The option to extend or terminate our leases is specific to each underlying tenant lease agreement. Typically, the Combined Guarantor Subsidiaries' leases contain penalties for early termination. The Combined Guarantor Subsidiaries do not have any leases that convey the right for the lessee to purchase the leased asset.

Minimum rental revenue from operating leases is recognized on a straight-line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.

The Combined Guarantor Subsidiaries receive reimbursements from tenants for real estate taxes, insurance, CAM and other recoverable operating expenses as provided in the lease agreements. Any tenant reimbursements that require fixed payments are recognized on a straight-line basis over the initial terms of the related leases, whereas any variable payments are recognized when earned in accordance with the tenant lease agreements. Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years .

Additionally, ASU 2018-19 clarifies that operating lease receivables are within the scope of ASC 842. Therefore, in conjunction with the Combined Guarantor Subsidiaries adoption of ASC 842 on January 1, 2019, the Combined Guarantor Subsidiaries began recognizing changes in the collectability assessment of their operating lease receivables as a reduction of rental revenues, rather than as a property operating expense. See Note 2 .

The components of rental revenues are as follows:

	Year Ended December 31,
	2019	2018	2017
Fixed lease payments	$229,507	$261,090	$291,144
Variable lease payments	47,945	50,714	52,383
Total rental revenues	$277,452	$311,804	$343,527

The undiscounted future fixed lease payments to be received under the Combined Guarantor Subsidiaries' operating leases as of December 31, 2019, are as follows:

Year Ending December 31,	Operating Leases
2020	$194,258
2021	174,409
2022	144,230
2023	121,773
2024	95,661
Thereafter	234,711
Total undiscounted lease payments	$965,042

As required by the Comparatives Under ASC 840 Option, which is a transitional amendment that allows for the presentation of comparative periods in the year of adoption under ASC 840 (the former leasing guidance), the Combined Guarantor Subsidiaries' future minimum rental income from lessees under non-cancellable operating leases where the Combined Guarantor Subsidiaries are the lessor as of December 31, 2018 is also presented below:

Years Ending December 31,	Operating Leases
2019	$184,923
2020	154,944
2021	133,093
2022	107,092
2023	86,957
Thereafter	193,324
Total	$860,333

Lessee

The Combined Guarantor Subsidiaries have one ground lease where they own the buildings and improvements, but lease the underlying land. The maturity of the lease is January 1, 2073 and provides for five year renewal options. The Combined Guarantor Subsidiaries included the renewal options in the lease term for purposes of calculating the lease liability and ROU asset because they have no plans to cease operating the asset associated with this ground lease. The lease payments on the ground lease are fixed.

The Combined Guarantor Subsidiaries' ROU asset and lease liability are presented in the combined balance sheets within intangible lease assets and other assets and accounts payable and accrued liabilities, respectively. A summary of the Combined Guarantor Subsidiaries' ROU asset and lease liability activity during 2019 is presented below:

	ROU Asset	Lease Liability
Balance as of January 1, 2019	$493	$490
Cash reduction	(10)	(10)
Noncash increase	6	9
Balance as of December 31, 2019	$489	$489

The Combined Guarantor Subsidiaries incurred   $ 41 of operating lease expense in 2019.

The undiscounted future lease payments to be paid under the Combined Guarantor Subsidiaries' operating lease as of December 31, 2019, are as follows:

Year Ending December 31,	Operating Lease
2020	$41
2021	41
2022	41
2023	41
2024	41
Thereafter	1,951
Total undiscounted lease payments	2,156
Less imputed interest	(1,667)
Lease Liability	$489

As required by the Comparatives Under ASC 840 Option, which is a transitional amendment that allows for the presentation of comparative periods in the year of adoption under ASC 840 (the former leasing guidance), the Combined Guarantor Subsidiaries' future obligations to be paid under the Combined Guarantor Subsidiaries' operating leases where the Combined Guarantor Subsidiaries are the lessee as of December 31, 2018 are also presented below:

2019	$41
2020	41
2021	41
2022	41
2023	41
Thereafter	1,990
Total	$2,195

Practical Expedients

In regard to leases that commenced before January 1, 2019, the Combined Guarantor Subsidiaries elected to use a package of practical expedients to not reassess whether any expired or existing contracts are or contain a lease, to not reassess lease classification for any expired or existing leases, and to not reassess initial direct costs for any existing leases. The Combined Guarantor Subsidiaries also elected a practical expedient to not assess whether existing or expired land easements that were not previously accounted for as leases under ASC 840 are or contain a lease under ASC 842. Additionally, the Combined Guarantor Subsidiaries elected a practical expedient by class of underlying asset applied to all leases to elect not to separate lease and nonlease components as long as the lease and at least one nonlease component have the same timing and pattern of transfer and the lease is classified as an operating lease. The combined component is being accounted for under ASC 842. The Combined Guarantor Subsidiaries made an accounting policy election to exclude sales and other similar taxes from revenues, and instead account for them as costs of the lessee. Lastly, the Combined Guarantor Subsidiaries have elected not to apply the recognition requirements of ASC 842 to short-term leases.

See Note 2 for additional information about these accounting standards.

Note 5 – Fair Value Measurements

The Combined Guarantor Subsidiaries have categorized financial assets and financial liabilities that are recorded at fair value into a hierarchy in accordance with ASC 820, Fair Value Measurements and Disclosure , ("ASC 820") based on whether the inputs to valuation techniques are observable or unobservable.  The fair value hierarchy contains three levels of inputs that may be used to measure fair value as follows:

Level 1 –	Inputs represent quoted prices in active markets for identical assets and liabilities as of the measurement date.

Level 2 –

Inputs, other than those included in Level 1, represent observable measurements for similar instruments in active markets, or identical or similar instruments in markets that are not active, and observable measurements or market data for instruments with substantially the full term of the asset or liability.

Level 3 –

Inputs represent unobservable measurements, supported by little, if any, market activity, and require considerable assumptions that are significant to the fair value of the asset or liability.  Market valuations must often be determined using discounted cash flow methodologies, pricing models or similar techniques based on the Combined Guarantor Subsidiaries' assumptions and best judgment.

The asset or liability's fair value within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Under ASC 820, fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability in an orderly transaction at the measurement date and under current market conditions. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs and consider assumptions such as inherent risk, transfer restrictions and risk of nonperformance.

Fair Value Measurements on a Recurring Basis

The carrying values of cash and cash equivalents, receivables, accounts payable and accrued liabilities are reasonable estimates of their fair values because of the short-term nature of these financial instruments.  Based on the interest rates for similar financial instruments, the carrying value of the mortgage and other notes receivable is a reasonable estimate of fair value.  The estimated fair value of mortgage notes payable was $ 202,772 and $ 319,222 at December 31, 2019 and 2018, respectively.  The fair value was calculated using Level 2 inputs by discounting future cash flows for mortgage notes payable using estimated market rates at which similar loans would be made currently.

Fair Value Measurements on a Nonrecurring Basis

The Combined Guarantor Subsidiaries measure the fair value of certain long-lived assets on a nonrecurring basis, through quarterly impairment testing or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Combined Guarantor Subsidiaries consider both quantitative and qualitative factors in its impairment analysis of long-lived assets. Significant quantitative factors include historical and forecasted information for each property such as net operating income ("NOI"), occupancy statistics and sales levels. Significant qualitative factors used include market conditions, age and condition of the property and tenant mix. Due to the significant unobservable estimates and assumptions used in the valuation of long-lived assets that experience impairment, the Combined Guarantor Subsidiaries classify such long-lived assets under Level 3 in the fair value hierarchy. Level 3 inputs primarily consist of sales and market data, independent valuations and discounted cash flow models. See below for a description of the estimates and assumptions the Combined Guarantor Subsidiaries used in its impairment analysis. See Note 2 for additional information describing the Combined Guarantor Subsidiaries’ impairment review process.

Long-lived Assets Measured at Fair Value in 2019

The following table sets forth information regarding the Combined Guarantor Subsidiaries' assets that are measured at fair value on a nonrecurring basis and related impairment charges for the year ended December 31, 2019:

		Fair Value Measurements at Reporting Date Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Loss on Impairment
Long-lived assets	$95,300	$—	$—	$95,300	$60,170

During the year ended December 31, 2019, the Combined Guarantor Subsidiaries recognized an impairment of $ 60,170 related to two malls.

Impairment Date	Property	Location	Segment Classification	Loss on Impairment	Fair Value
March	Greenbrier Mall (1)	Chesapeake, VA	Malls	$22,770	$56,300
December	Park Plaza Mall (2)	Little Rock, AR	Malls	37,400	39,000
				$60,170	$95,300

(1)

In accordance with the Combined Guarantor Subsidiaries' impairment process, the Combined Guarantor Subsidiaries wrote down the book value of the mall to its estimated fair value of $ 56,300. The mall has experienced a decline of NOI due to store closures and rent reductions. These factors resulted in a reduction of the expected hold period for this asset based on management’s assessment that there was an increased likelihood that the loan secured by the mall may not be successfully restructured or refinanced. Additionally, one anchor was vacant as of the date of impairment. Management determined the fair value of Greenbrier Mall using a discounted cash flow methodology. The discounted cash flow used assumptions including a holding period of ten years, with a sale at the end of the holding period, a capitalization rate of 11.0% and a discount rate 11.5%.

(2)

In accordance with the Combined Guarantor Subsidiaries' impairment process, the Combined Guarantor Subsidiaries wrote down the book value of the mall to its estimated fair value of $ 39,000. The mall has experienced a decline of NOI due to store closures and rent reductions. These factors resulted in a reduction of the expected hold period for this asset based on management’s assessment that there was an increased likelihood that the loan secured by the mall may not be successfully restructured or refinanced. Management determined the fair value of Park Plaza Mall using a discounted cash flow methodology. The discounted cash flow used assumptions including a holding period of ten years, with a sale at the end of the holding period, a capitalization rate of 15.0% and a discount rate 14.0%.

Long-lived Asset Measured at Fair Value in 201 7

The following table sets forth information regarding the Combined Guarantor Subsidiaries' asset that is measured at fair value on a nonrecurring basis and related impairment charges for the year ended December 31, 2017:

		Fair Value Measurements at Reporting Date Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Loss on Impairment
Long-lived asset	$67,300	$—	$—	$67,300	$43,007

During the year ended December 31, 2017, the Combined Guarantor Subsidiaries recognized an impairment of $ 43,007 related to one mall.

Impairment Date	Property	Location	Segment Classification	Loss on Impairment	Fair Value
June	Acadiana Mall (1)	Lafayette, LA	Malls	$43,007	$67,300

(1)

In accordance with the Combined Guarantor Subsidiaries' impairment process, the Combined Guarantor Subsidiaries wrote down the book value of the mall to its estimated fair value of $ 67,300. The mall had experienced declining tenant sales and cash flows as a result of the downturn of the economy in its market area and an anchor announced in the second quarter of 2017 that it would close its store later in 2017. Management determined the fair value of Acadiana Mall using a discounted cash flow methodology. The discounted cash flow used assumptions including a holding period of ten years, with a sale at the end of the holding period, a capitalization rate of 15.5% and a discount rate 15.75%.

Note 6 – Acquisitions

2019 Acquisitions

In 2019, the Combined Guarantor Subsidiaries acquired three outparcels located at Mall del Norte from CBL Associates and Management, Inc. (“CBL Management”) for $ 8,453 in cash.

2018 Acquisition

In February 2018, the Combined Guarantor Subsidiaries acquired the former Bon-Ton store located at Westmoreland Mall for $ 3,250 in cash. The Combined Guarantor Subsidiaries are redeveloping this space.

Note 7 – Dispositions

The Combined Guarantor Subsidiaries evaluate disposals utilizing the guidance in ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity .. Based on its analysis, the Combined Guarantor Subsidiaries determined that the dispositions described below do not meet the criteria for classification as discontinued operations and are not considered to be significant disposals based on its quantitative and qualitative evaluation. Thus, the results of operations of the properties described below, as well as any related gains or losses, are included in net income for all periods presented, as applicable.

2019 Disposition

The Combined Guarantor Subsidiaries recognized a gain on extinguishment of debt for the property listed below, which represented the amount by which the outstanding debt balance exceeded the net book value of the property as of the transfer date. The following is a summary of the Combined Guarantor Subsidiaries' 2019 disposition:

Transfer Date	Property	Property Type	Location	Balance of Non-recourse Debt	Gain on Extinguishment of Debt
January	Acadiana Mall (1)	Mall	Lafayette, LA	$119,760	$61,796

(1)

The Combined Guarantor Subsidiaries transferred title to the mall to the mortgage holder in satisfaction of the non-recourse debt secured by the property. A loss on impairment of real estate of $ 43,007 was recorded in 2017 to write down the book value of the mall to its then estimated fair value.

2018 Dispositions

The Combined Guarantor Subsidiaries realized a gain of $ 2,406 related to the sale of five outparcels in 2018.

2017 Dispositions

   The Combined Guarantor Subsidiaries realized a gain of $ 38,247 related to the sale of eighteen outparcels in 2017, which included $ 28,894 of gain realized from the sale of thirteen of these outparcels to CBL Management.

Note 8 – Mortgage Notes Payable, Net

Mortgage notes payable, net, consisted of the following:

	Interest Rate (1)	Maturity Date	December 31, 2019	December 31, 2018
Property
Acadiana Mall (2)	5.67%	Apr-17	$—	$119,760
Greenbrier Mall (3)	5.41%	Dec-19	64,801	68,101
Park Plaza	5.28%	Apr-21	78,339	81,287
Arbor Place	5.10%	May-22	106,851	109,209
Total mortgage notes payable	5.23%		249,991	378,357
Unamortized deferred financing costs			(112)	(361)
Total mortgage notes payable, net			$249,879	$377,996

(1)	Weighted-average interest rate includes the effect of debt premiums and discounts, but excludes amortization of deferred financing costs.
(2)	See Note 7 related to the retirement of this loan.

(3)   The non-recourse loan is in default.

2018 Loan Repayments

In January 2018, the Combined Guarantor Subsidiaries retired the outstanding balance of $ 37,295 on the fixed-rate loan secured by Kirkwood Mall with cash contributed by the Operating Partnership. The loan had a maturity date of April 2018 and bore interest at 5.75%.

Scheduled Principal Payments

As of December 31, 2019, the scheduled principal amortization and balloon payments of the Combined Guarantor Subsidiaries' mortgage notes payable are as follows:

2020	$5,574
2021	77,844
2022	101,772
185,190
Unamortized deferred financing costs	(112)
Principal balance of loan secured by Greenbrier Mall	64,801
Total mortgage notes payable, net	$249,879

The Combined Guarantor Subsidiaries' mortgage notes payable had a weighted-average maturity of 1.4 years and 1.1 years as of December 31, 2019 and   2018, respectively.

Financial Covenants and Restrictions

Each of the mortgage notes payable are subject to certain financial covenants under the respective loan agreements. The applicable Guarantor Properties were in compliance with all financial covenants as of December 31, 2019, except as it relates to Park Plaza. Park Plaza has failed to meet the required minimum net operating income, as defined in the agreement, and as a result, the lender retains excess cash flow until such time the required minimum net operating income is met for two consecutive calendar quarters.

Note 9 – Mortgage and Other Notes Receivable

Each of the mortgage notes receivable is collateralized by a first mortgage. Other notes receivable include amounts due from a government sponsored district for reimbursable costs pursuant to an agreement with the district. The Combined Guarantor Subsidiaries review the mortgage and other notes receivable to determine if the balances are realizable based on factors affecting the collectability of those balances. Factors may include credit quality, timeliness of required periodic payments, past due status and management discussion with obligors. Mortgage and other notes receivable consist of the following:

		As of December 31, 2019		As of December 31, 2018
	Maturity Date	Interest Rate	Balance	Interest Rate	Balance
Mortgages:
The Promenade (1)	June 2020	5.00%	$47,514	5.00%	$47,514
Hamilton Corner (1)(2)	Feb 2020	5.67%	14,295	5.67%	14,295
The Terrace (1)	June 2020	7.25%	11,977		—
Forum at Grandview (1)(3)	Sep 2023	5.25%	—	5.25%	12,400
Village Square (4)	Sep 2019		—	4.00%	1,308
			73,786		75,517

Other Notes Receivable:
Community improvement district	Aug 2028	6.75%	1,230	7.50%	1,230
			$75,016		$76,747

(1)

The mortgaged property is owned by an entity that is controlled by the Operating Partnership and included in the Operating Partnership’s consolidated financial statements. The mortgage note receivable is interest only.

(2)	The note was amended subsequent to December 31, 2019 to extend the maturity date. See Note 15 for additional information.
(3)	The property was sold in July 2019.
(4)	The note was retired in 2019

Note 10 – Related Party Transactions

The Combined Guarantor Subsidiaries are party to management agreements with CBL Management, which is controlled by the Operating Partnership, to manage the Guarantor Properties. The agreements provide that the Guarantor Properties pay management fees equal to a percentage of gross revenues as defined by the respective management agreements, which range from 2.5% to 3.5% based on the agreements. Within property operating expenses, management fee expense was $ 5,884, $ 6,022 and $ 6,322 in 2019, 2018 and 2017, respectively.

Amounts payable to CBL Management for management fees were $ 394 and $ 176 as of December 31, 2019 and 2018, respectively.

The Combined Guarantor Subsidiaries have notes receivable with entities under common control totaling $ 73,786 and $ 74,209 as of December 31, 2019 and December 21, 2018, respectively. See Note 9 for more information. Interest income earned under the notes receivable were $ 3,566, $ 6,853, and $ 5,179 in 2019, 2018, and 2017, respectively.

The Combined Guarantor Subsidiaries sold outparcels to CBL Management in 2017. See Note 7 for more information. The Combined Guarantor Subsidiaries acquired outparcels from CBL Management in 2019. See Note 6 for more information.

Note 11 – Segment Information

The Combined Guarantor Subsidiaries measure performance and allocate resources according to property type, which is determined based on certain criteria such as type of tenants, capital requirements, economic risks, leasing terms, and short and long-term returns on capital. Rental income and tenant reimbursements from tenant leases provide the majority of revenues from all segments. The accounting policies of the reportable segments are the same as those described in Note 2 .

Information on the Combined Guarantor Subsidiaries' segments is presented as follows:

Year Ended December 31, 2019	Malls	All Other (1)	Total
Revenues	$274,772	$10,218	$284,990
Property operating expenses (2)	(84,273)	(2,177)	(86,450)
Interest expense	(15,246)	—	(15,246)
Other expense	(638)	(2)	(640)
Gain on sales of real estate assets	22	—	22
Segment profit	$174,637	$8,039	182,676
Depreciation and amortization expense			(94,221)
Interest and other income			4,078
Gain on extinguishment of debt			61,796
Loss on impairment			(60,170)
Net income			$94,159
Capital expenditures (3)	$37,120	$864	$37,984

Year Ended December 31, 2018	Malls	All Other (1)	Total
Revenues	$308,193	$10,732	$318,925
Property operating expenses (2)	(90,047)	(2,633)	(92,680)
Interest expense	(24,668)	—	(24,668)
Other expense	(41)	—	(41)
Gain on sales of real estate assets	2,406	—	2,406
Segment profit	$195,843	$8,099	203,942
Depreciation and amortization expense			(97,929)
Interest and other income			7,038
Net income			$113,051
Capital expenditures (3)	$35,966	$611	$36,577

Year Ended December 31, 2017	Malls	All Other (1)	Total
Revenues	$333,247	$10,810	$344,057
Property operating expenses (2)	(92,932)	(2,480)	(95,412)
Interest expense	(39,408)	(11)	(39,419)
Other expense	(7)	(1)	(8)
Gain on sales of real estate assets	38,247	—	38,247
Segment profit	$239,147	$8,318	247,465
Depreciation and amortization expense			(106,836)
Interest and other income			5,485
Gain on extinguishment of debt			28,815
Loss on impairment			(43,007)
Net income			$131,922
Capital expenditures (3)	$78,865	$157	$79,022

Total Assets	Malls	All Other (1)	Total
December 31, 2019	$1,519,558	$137,555	$1,657,113

December 31, 2018	$1,697,211	$144,649	$1,841,860

(1)	The All Other category includes associated centers and notes receivable.
(2)	Property operating expenses include property operating, real estate taxes and maintenance and repairs.
(3)	Amounts include acquisitions of real estate assets. Developments in progress are included in the All Other category.

Note 12 – Contingencies

Litigation

On March 20, 2019, the board of directors of CBL, the parent of the Operating Partnership, approved the structure of a settlement of a class action lawsuit filed on March 16, 2016 in the United States District Court for the Middle District of Florida (the “Court”) by Wave Lengths Hair Salons of Florida, Inc. d/b/a Salon Adrian. The CBL entities that were the defendants in the action (and which are responsible for payments under the settlement) are CBL & Associates Properties, Inc., CBL & Associates Limited Partnership, CBL & Associates Management, Inc. and JG Gulf Coast Town Center, LLC (collectively, the “CBL Defendant Entities”).

In its action, plaintiff sought unspecified monetary damages as well as costs and attorneys’ fees, based on allegations that the CBL Defendant Entities overcharged tenants at bulk metered malls for electricity. Under the terms of the proposed settlement, the CBL Defendant Entities have denied all allegations of wrongdoing and have asserted that their actions have at all times been lawful and proper. No Combined Guarantor Subsidiary is a CBL Defendant Entity and no Combined Guarantor Subsidiary is responsible for payment of amounts under the above-referenced settlement. The Court granted final approval to the proposed settlement terms on August 22, 2019.

Class members include past and current tenants of certain Guarantor Properties (the “Guarantor Class Subsidiaries”) during the class period, which extended from January 1, 2011 through the date of the Court's preliminary approval of the settlement. Under the terms of the settlement, class members who are past tenants and made a claim pursuant to the Court's order will receive payment of their claims in cash. Class members who are current tenants will receive monthly credits against rents and future charges for a five-year period that will begin at the time set forth in the settlement agreement (the “credit period”). Any amounts under the settlement allocated to tenants with outstanding amounts payable to the Guarantor Class Subsidiaries, the CBL Defendant Entities or any other affiliate of those entities, including tenants which have declared bankruptcy or declare bankruptcy over the credit period, will first be deducted from the amounts owed to the Guarantor Class Subsidiaries, the CBL Defendant Entities, or any other affiliate of those entities. CBL Defendant Entities will be responsible for directly paying all cash payments that are made to past tenants who have made a claim. CBL Defendant Entities will be responsible for directly funding to the Guarantor Class Subsidiaries an amount equal to any credits that are due to and taken by current tenants of the Guarantor Class Subsidiaries during the credit period. CBL Defendant Entities intend to fund all amounts due to past and current tenants under the settlement such that the Guarantor Class Subsidiaries' cash flows and results of operations are not impacted by the settlement.

The Combined Guarantor Subsidiaries are currently involved in certain other litigation that arises in the ordinary course of business, most of which is expected to be covered by liability insurance. Management makes assumptions and estimates concerning the likelihood and amount of any potential loss relating to these matters using the latest information available. The Combined Guarantor Subsidiaries record a liability for litigation if an unfavorable outcome is probable and the amount of loss or range of loss can be reasonably estimated. If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, the Combined Guarantor Subsidiaries accrue the best estimate within the range. If no amount within the range is a better estimate than any other amount, the Combined Guarantor Subsidiaries accrue the minimum amount within the range. If an unfavorable outcome is probable but the amount of the loss cannot be reasonably estimated, the Combined Guarantor Subsidiaries disclose the nature of the litigation and indicate that an estimate of the loss or range of loss cannot be made. If an unfavorable outcome is reasonably possible and the estimated loss is material, the Combined Guarantor Subsidiaries disclose the nature and estimate of the possible loss of the litigation. Based on current expectations, such matters, both individually and in the aggregate, are not expected to have a material adverse effect on the liquidity, results of operations, business or financial condition of the Combined Guarantor Subsidiaries.

Environmental Contingencies

The Combined Guarantor Subsidiaries evaluate potential loss contingencies related to environmental matters using the same criteria described above related to litigation matters. Based on current information, an unfavorable outcome concerning such environmental matters, both individually and in the aggregate, is considered to be reasonably possible. However, the Combined Guarantor Subsidiaries believe the maximum potential exposure to loss would not be material to results of operations or financial condition.

The Combined Guarantor Subsidiaries have a master insurance policy that provides coverage through 2022 for certain environmental claims up to $ 10,000 per occurrence and up to $ 50,000 in the aggregate, subject to deductibles and certain exclusions. At certain locations, individual policies are in place.

Note 13 – Noncash Investing and Financing Activities

The Combined Guarantor Subsidiaries' noncash investing and financing activities were as follows:

	Year Ended December 31,
	2019	2018	2017
Additions to real estate assets accrued but not yet paid	$8,198	$5,764	$9,777
Distribution of properties to owners	11,504	—	—
Lease liabilities arising from obtaining right-of-use assets	489	—	—
Transfer of real estate assets in settlement of mortgage debt obligation:
Decrease in real estate assets	(60,058)	—	(111,457)
Decrease in mortgage and other indebtedness	115,271	—	135,366
Decrease in operating assets and liabilities	8,246	—	8,215
Decrease in intangible lease and other assets	(1,663)	—	(2,938)

Note 14 – Quarterly Information (Unaudited)

Year Ended December 31, 2019	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total revenues	$72,991	$68,868	$69,328	$73,803	$284,990
Net income (loss)	62,109	22,775	21,036	(11,761)	94,159

Year Ended December 31, 2018	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total revenues	$80,438	$78,591	$78,655	$81,241	$318,925
Net income	29,615	27,117	27,094	29,225	113,051

Note 15 – Subsequent Events

In February 2020, the Hamilton Corner note receivable was amended to extend the maturity date to August 2020.